EXHIBIT 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made as of October 20th, 2004, by and between CRITICARE SYSTEMS, INC., a Delaware corporation and Mike Larsen ("Employee").

RECITALS

A.    Employee is currently employed by the Company as its VP of Quality and Regulatory Affairs.

B.    The Company desires to make certain agreements with Employee in order to induce Employee to remain in such employ and in exchange for Employee's covenants herein.

C.    The parties desire to evidence their agreement as to the terms of the Company's employment of Employee.

AGREEMENT

In consideration of the foregoing recitals and mutual covenants contained herein, the parties hereby agree as follows:

1.    Employment. The Company hereby continues its employment of Employee as the Company's VP of Quality and Regulatory Affairs, and Employee hereby accepts such employment, subject to the provisions of this Agreement.

2.    Duties and Authority. Employee shall be employed as the Company's VP of Quality and Regulatory Affairs. Employee shall have such duties and authority as are customary for the VP of Quality and Regulatory Affairs of a publicly-held corporation with similar authority and as the Company's Board of Directors may from time to time reasonably assign Employee consistent with the foregoing and the other provisions of this Agreement. Employee agrees to devote employee's entire business time, energy and skills to such employment. However, it is understood that Employee shall not be required to devote more than the usual and customary hours per calendar week to such employment as are generally expected of similarly situated Employees of publicly-held companies. At all times, Employee shall be subject to the direction of the Company's Board of Directors and its President.

3.    Compensation and Benefits. Employee shall be entitled to the following compensation and benefits for services rendered to the Company:

(a)    Compensation. Employee shall receive an annual base salary payable in equal installments not less frequently than month.

(b) \    Expense Reimbursements. The Company shall reimburse Employee for actual out-of-pocket costs incurred for reasonable business expenses, other than automobile expenses (which are covered in Section 3 (d)) in accordance with the policies and procedures of the Company in effect from time to time.

(c)    Automobile Allowance. Employee shall receive a Company car or car allowance subject to Company policies in effect from time to time with respect to reimbursement for personal use.

(d)    Vacations. Employee shall be entitled to normal vacation allowance per company policies, which may be taken in Employee's discretion; provided, however, that such vacation shall not unreasonably interfere with the Company's needs at such time. Unused vacation time for a calendar year shall not be carried over from one year to the next.

(e)    Health Insurance. Employee shall be entitled to family health insurance coverage under the Company's group plan on a premium-sharing basis then in effect.

(f)    Disability Insurance. Employee shall be entitled to participate in the Company's group life insurance and disability insurance in effect from time to time.

(g)    Severance Pay.

(i)    This Agreement may be terminated by the Company at any time for Cause (as hereinafter defined), and in such event Employee shall not be entitled to receive any further compensation. For purposes of this Agreement, the term "Cause" shall mean acts of fraud, repeated material misconduct, or intentional dishonesty by Employee in the course of Employee's employment with the Company, or the commission of a felony.

(ii)    The severance provision is activated upon a change of control (as hereinafter defined). Should an employee be terminated after the occurrence of a change of control without cause, Employee shall be entitled to receive severance benefits for a period of twelve months after the date of termination or until employee secures new employment, whichever is shorter, consisting of the following:

A.  Employee's base salary, and

B.  The amount which the Company pays for group health insurance benefits with respect to such Employee and Employee's family and the continuation of Employee's company provided life insurance or equivalent coverage, and

C.  Continuation of use of the company car or an equivalent car allowance.

A termination without Cause shall be deemed to have occurred if Company, without Employee's consent, materially reduces Employee's responsibilities, reduces Employee's salary or requires Employee to relocate or transfer to a site further than 30 miles from Employee's current place of employment.

The term "Change in Control" shall mean a sale, assignment or exchange of more than 51% of the voting stock outstanding immediately after such sale or the sale, assignment or exchange of substantially all of the assets of the Company. The date of the Change in Control shall mean the date upon which a sale is closed, or in a series of transactions, the date upon which beneficial ownership of the voting stock or assets is transferred.

All amounts payable to Employee under this Section 3 shall be paid in normal payroll installments on normal payroll dates less all applicable withholding. Except as otherwise provided in this Section 3, as of the effective date of termination, all obligations of the Company to pay Employee compensation shall terminate and the Company shall have no further obligation to Employee after the date of termination.

Upon termination of employment for any reason, Employee will deliver to the Company all data, records and information, including without limitation, all documents, correspondence, files, notebooks, reports, computer programs, software, manuals, customer information, samples and all other materials and copies thereof relating to the Company's business which Employee may possess or which are under Employee's control.

4.    Options. In the event of a Change in Control of the Company as those terms are defined in the Agreement, stock options held by Employee shall become immediately exercisable without regard to vesting and/or applicable benchmarks unless the agreement governing the exercise of such options contains provisions expressly to the contrary. In the event of a sale or exchange of assets or stock anticipated to constitute a Change in Control, the Company agrees that it shall make provisions for the conversion or exchange of shares to be received upon the exercise of such options for the consideration to be received by stockholders of the Company generally; provided, however, that Employee may be required to provide to the Company an irrevocable notice of exercise a reasonable period of time prior to the actual closing date to facilitate such exchange.

5.    Confidentiality. Employee covenants that Employee shall at all times keep confidential the Company's financial statements and other financial information, except to the extent (a) disclosure of financial information (but not financial statements) is incidental to the performance of Employee's duties for the Company, (b) disclosure is required by applicable law, or (c) the Company's Board of Directors authorizes disclosure.

6.    Other Company Employees. For a period of one year from the date Employee's employment by the Company terminates, Employee shall not (a) solicit another Company employee to leave the Company's employ and work for the Employee or another person or entity, or (b) participate in the hiring of another Company employee by another person or entity away from the Company.

7.    Restrictive Covenant.

(a)    As used in this Section 7, the following definitions apply:

"Products" mean vital signs medical monitoring equipment primarily marketed for use in hospital and alternate care medical facilities.

"Protected Territory" means the United States of America and all countries outside of the United States of America.

(b)    The Employee expressly acknowledges that:

(i)  Important and essential assets of the Company's business are the identity of the Company's customers for its Products in the Protected Territory and the identity of relationships in its distribution network for its Products in the Protected Territory and their goodwill toward the Company relating to the marketing and distribution of the Company's Products in the Protected Territory, and

(ii)  The Company through Employee has expended substantial time, money and effort in acquiring its customers and distribution network for its Products in the Protected Territory, and the business and goodwill which the Company enjoys are dependent to a high degree upon their personal relationships with Employee;

(iii)   Selling and servicing the Company's Products in the Protected Territory requires special skills and knowledge which are valuable assets of the Company.

(c)    Employee expressly agrees that during the term of this Agreement and for the period of 12 months after Employee's voluntary termination of employment or for the period of 12 months after the Company's termination of Employee's employment with or without Cause (the running of said 12 month periods being tolled during any breach of the provisions of this section):

(i)    The Employee will not, either directly or indirectly, for Employee or on behalf of or in conjunction with any other person, firm, partnership, corporation, association or other entity, contact in the Protected Territory any customer of the Company to whom the Company has sold any of its Products within the 12 months immediately preceding Employee's termination or to whom the Company or any member of its distribution network has made a proposal in the Protected Territory for the sale of the Company's Products within the six months preceding Employee's termination or to whom Employee or Company's distribution network called upon in the Protected Territory during the periods described above for the primary purpose of soliciting such customer in the Protected Territory with respect to purchasing or obtaining services with respect to Products for use in the Protected Territory which compete with Products manufactured and sold by the Company, and

(ii)    Employee will not directly or indirectly solicit or communicate with members of the Company's distribution network in the Protected Territory at the time Employee's employment is terminated or who were members of such distribution network in the Protected Territory within 12 months immediately preceding such termination date (y) for the purpose of encouraging such persons to leave or terminate their relationship with the Company, or (z) for the primary purpose of encouraging such members to represent any other person, firm, partnership, corporation, association or other entity with respect to the sale, lease or servicing of Products in the Protected Territory which compete with Products manufactured and sold by the Company.

(d)    Employee further expressly agrees that at no time during the term of this Agreement will Employer engage in or have a financial interest in any business which is offering, selling, supplying, manufacturing, or servicing Products which are competitive with any Products offered, sold or supplied by the Company to any person, firm, partnership, corporation, or other entity.

(e)    Employee further agrees that the remedy at law for any breach for any of the provisions of this section will be inadequate and that the Company, its successors or assigns shall be entitled to injunctive relief in addition to any other rights or remedies which the Company may have for any such breach.

8.    Arbitration. Any controversy or claims arising out of or relating to this Agreement shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Waukesha County, Wisconsin, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the parties cannot agree on the choice of a single arbitrator within 15 days after receipt of a notice of arbitration, then the parties shall contact the chairperson of the Alternative Dispute Resolution section of the Wisconsin Bar, who shall select an independent arbitrator, and the arbitration shall be decided by such independent arbitrator. Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief or a temporary protective order on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffective in the absence of such relief. The arbitration award shall be in writing, and shall specify the factual and legal bases for the award. The losing party shall pay all costs and expenses of the arbitrator.

9.    Notices. Any notice, request, approval, consent, demand, permission or other communication required or permitted by this Agreement shall be effective only if it is in a writing signed by the party giving same and shall be deemed to have been sent, given and received only either (a) when personally received by the intended recipient, or (b) three days after depositing in the United States Mail, registered or certified mail, return receipt requested, with first-class postage prepaid, addressed as follows:

If the Employee:

Mike Larsen

If to the Company:

Criticare Systems, Inc.
20925 Crossroads Circle
Waukesha, WI 53186
Attn: President

or to such other address as the intended recipient may have theretofore specified by notice given to the sender as provided in this section.

10.    Assignability. This Agreement requires the personal services of employee, and Employee's rights or obligations hereunder may not be assigned or delegated except as set forth in this Agreement. In the event of a sale of the stock of the Company, or consolidation or merger of the Company with or into another company or entity, or the sale of all or any substantial part of the assets of the Company to another corporation, entity or individual, the Company may assign this Agreement to any successor in interest and upon such assignment, Company shall have no further liability hereunder and the successor in interest shall be subject to all obligations and be entitled to enforce all rights of the Company under this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

11.    Other Agreements. This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof, and merges and supersedes all prior agreements, understandings or negotiations whatsoever with respect to the subject matter hereof.

12.    Amendments and Waivers. No amendment to this Agreement or any waiver of any of its provisions shall be effective unless expressly stated in a writing signed by both parties. No delay or omission in the exercise of any right, power or remedy under or for this Agreement shall impair such right, power or remedy or be construed as a waiver of any breach. Any waiver of a breach of any provision of this Agreement shall not be treated as a waiver of any other provision of this Agreement or of any subsequent breach of the same or any other provision of this Agreement.

13.    Severability. If any provision of this Agreement shall be held illegal, invalid or otherwise unenforceable under controlling law, the remaining provisions of this Agreement shall not be affected thereby but shall continue in effect.

14.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin.

CRITICARE SYSTEMS, INC.

BY:

/s/ Emil Soika                                              12-06-04
Emil Soika, President & CEO                Date

EMPLOYEE:

/s/ Mike Larsen                                          12-05-04
Mike Larsen                                            Date